UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Century Bankshares

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST CENTURY BANKSHARES, INC.

500 Federal Street

Bluefield, West Virginia 24701

March 20, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of First Century Bankshares Inc., (the “Company”) a West Virginia corporation and owner of 100% of the outstanding common stock of its subsidiary, First Century Bank, N.A., Bluefield, West Virginia, which will be held on Tuesday, April 18, 2006, at 11:00 o’clock a.m., at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return the enclosed proxy in the enclosed envelope for which postage has been paid. If you have any questions regarding the information in the attached proxy materials, please do not hesitate to call First Century Bank, N.A., (304) 325-8181.

You will be asked at the meeting to fix the number of directors for the Company for the ensuing year at thirteen (13), and to elect the nominees submitted for your consideration in the accompanying Proxy Statement. You will also be asked to ratify the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2006.

You are urged to read this accompanying Proxy Statement carefully, as it contains detailed information regarding the nominees for directors of the Corporation and the independent auditors of the Corporation.

Very truly yours,

/s/ B. L. Jackson, Jr.
B. L. Jackson, Jr.
Chairman of the Board

/s/ R. W. Wilkinson
R. W. Wilkinson, President
and Chief Executive Officer

FIRST CENTURY BANKSHARES, INC.

500 Federal Street

Bluefield, West Virginia 24701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. on Tuesday, April 18, 2006

PLACE	Fincastle Country Club 1000 Country Club Drive Bluefield, Virginia

ITEMS OF BUSINESS

(1)    To fix the number of directors for the Company for the ensuing year at thirteen (13) and to elect the nominees submitted for your consideration;

(2)    Ratify the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

(3)    To transact such other business as may properly come before the meeting. The Board of Directors at present knows of no other business to come before the annual meeting.

RECORD DATE	Only those shareholders of record at the close of business on March 6, 2006 shall be entitled to notice and to vote at the meeting.

ANNUAL REPORT	Our 2005 Annual Report, which is not a part of the proxy materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. Please MARK, SIGN, DATE and PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked prior to its exercise at the Meeting.

March 20, 2006	B. L. Jackson, Jr. Chairman of the Board

i

APPENDIX A	Policy for Nominations to the Board of Directors of First Century Bankshares, Inc.	A-1

APPENDIX B	Whistleblower Policies and Procedures	B-1

APPENDIX C	Audit Committee Pre-Approval Policy and Procedures	C-1

ii

First Century Bankshares, Inc. 500 Federal Street Bluefield, West Virginia 24701

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of First Century Bankshares, Inc. (“First Century,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2006 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on April 18, 2006, beginning at 11:00 a.m. The Meeting will be held at the Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia.

Shareholders Entitled to Vote

Holders of record of First Century common shares at the close of business on March 6, 2006 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 1,958,338 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Proxies

Your vote is important. Shareholders of record may vote their proxies by mail. If you choose to vote by mail, a postage-paid envelope is provided.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

List of Shareholders

A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at our offices at 500 Federal Street, Bluefield, West Virginia 24701, beginning on March 20, 2006, between the hours of 9:00 a.m. and 4:00 p.m. You may also obtain a list by contacting the Secretary of the Company.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of Directors. Abstentions and broker “non-votes” are not counted for purposes of the election of Directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

The affirmative vote of a majority of the votes cast is required to approve the appointment of Brown, Edwards & Company LLP. Abstentions and broker “non-votes” are not counted for purposes of approving this matter.

On the record date, there were 1,958,338 shares of common stock outstanding which are held by approximately 508 shareholders of record. A majority of the outstanding shares of First Century Bankshares, Inc. will constitute a quorum at the meeting.

Cumulative Voting

At our 2006 Annual Meeting, the number of directors to be elected is thirteen (13). Each shareholder has the right to cast one (1) vote in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the thirteen (13) nominees. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of First Century Bankshares, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.

Shareholder Account Maintenance

Registrar and Transfer Company is our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

(800) 368-5948

www.rtco.com

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and shareholders owning 10% or more of the common stock of the Company to file reports of holdings and transactions in First Century shares with the SEC. Based on our records and other information, we believe that in 2005 our Directors, executive officers and shareholders owning 10% or more of the common stock of the Company met all applicable SEC filing requirements.

GOVERNANCE OF THE COMPANY

Board and Committee Membership

During 2005, the Board of Directors met five (5) times.

The Board of Directors of the Company has a standing Executive Committee, Audit and Compliance Committee and Compensation Committee. All of the directors attended 75% or more of the meetings of the Board of Directors and the meetings held by committees of the Board on which the directors served in 2005, with the exception of Scott H. Shott.

Name	Board		Executive Committee		Audit and Compliance		Compensation Committee
Paul Cole, Jr.	X				X
Eustace Frederick	X				X	*
B. L. Jackson, Jr.	X	*
Robert M. Jones, Jr.	X		X	*			X	*
Marshall S. Miller	X
Charles A. Peters	X		X				X
John H. Shott	X
Scott H. Shott	X		X				X
Walter L. Sowers	X		X		X		X
Wm. Chandler Swope	X
J. Brookins Taylor	X
Frank W. Wilkinson	X		X
R. W. Wilkinson	X		X
2005 Meetings	5		3		8		2

*	Chair

The Executive Committee

The Executive Committee is comprised of six directors, Robert M. Jones, Jr., Charles A. Peters, Scott H. Shott, Walter L. Sowers, Frank W. Wilkinson and R. W. Wilkinson. The Executive Committee makes recommendations regarding nominees to the Board of Directors, and is responsible for the management of the budget, development of policies and implementation of such policies and review of personnel and salaries. The Executive Committee performs such duties and exercises the powers delegated to it by the Board of Directors.

The Audit and Compliance Committee

The Audit and Compliance Committee has the primary responsibility to review and evaluate significant matters relating to audit, internal control and compliance. It reviews, with representatives of the independent registered public accounting firm, the scope and results of the examination of financial statements, audit fees and any recommendations with respect to internal controls and financial matters. This committee is also responsible for monitoring trust activities, including the review of the assets in each trust as to their safety and current value, and the advisability of retaining or disposing of such assets. The Audit and Compliance Committee has adopted a written charter.

Current members of this committee are Paul Cole, Jr., Eustace Frederick, and Walter L. Sowers.

Under the definition of independence set forth in Rule 4200(a)(15) of the NASDAQ listing standards, the Board of Directors has determined that all members of the audit committee are independent. In addition, the Board of Directors has determined that all members of the Audit and Compliance Committee are “audit committee financial experts” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. For information concerning the audit fees paid by the Company in 2005 and for information about the Company’s independent registered public accounting firm generally, see the section entitled “Audit and Compliance Committee Report” on page 12.

Compensation Committee

The Compensation Committee consists of the non-employee members of the Executive Committee which are Robert M. Jones, Charles A. Peters, Scott H. Shott and Walter L. Sowers. This Committee establishes the compensation and evaluates the performance of the President and CEO and other executive officers.

Nominating Committee and the Nomination Process

The Company does not have a standing Nominating Committee. The Company’s Executive Committee is responsible for nominating members to be presented for election by the Company’s shareholders. The Company’s Executive Committee, acting as its Nominating Committee, is responsible for identifying and reviewing candidates for director positions and submitting nominees to the Board of Directors. The Company does not have a Nominating Committee charter. However, on February 25, 2005, the Company adopted a policy relating to nominations to the Board of Directors of the Company. This policy is attached to this Proxy Statement as Appendix A and addresses:

•	the criteria that individuals must satisfy to be selected as a nominee;

•	the procedure for shareholders to place a name in consideration as a nominee; and

•	the process for evaluating nominees for director, including nominees recommended by shareholders.

No changes have been made to the policy relating to the procedure by which shareholders may recommend nominees.

In identifying first-time nominees for director, or evaluating individuals recommended by shareholders, the Executive Committee determines, in its sole discretion, whether an individual satisfies the following criteria:

•	Nominees must possess the highest personal and professional ethics, integrity and values.

•	Nominess must be committed to representing the long-term interests of First Century Bankshares, Inc.

•	Nominees must have reputations, both personal and professional, consistent with the image and reputation of First Century Bankshares, Inc.

•	Each nominee must have the ability to exercise sound business judgment.

•	Each nominee must have relevant expertise and business experience.

•	Each nominee must be a shareholder of First Century Bankshares, Inc.

The Executive Committee will also consider the size and structure of the Board of Directors. In selecting individuals for nomination, the Executive Committee will take into account whether a majority of the members of the Board of Directors meet the independence requirements of NASDAQ. Continuity of board membership is also an important consideration in this process.

The Executive Committee would consider a shareholder nomination under the same criteria discussed above. There will be no differences in the manner in which the Executive Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

Shareholders who wish to place a name in consideration as a nominee for election as a director of the Company must comply with the procedures outlined in the policy. These procedures require that a shareholder submit the following information about the proposed nominee and the notifying shareholder or group of shareholders, as applicable, in writing to the Chief Executive Officer of First Century Bankshares, Inc. at 500 Federal Street, Bluefield, West Virginia 24701.

•	name of the proposed nominee;

•	age of the proposed nominee;

•	address of the proposed nominee;

•	principal occupation or employment of the proposed nominee;

•	the name and address of the notifying shareholder (if the nomination is from a group of shareholders, the names and addresses of each member of the group);

•	the number of shares of common stock held by the notifying shareholder or the aggregate number of shares held by the group of shareholders; and

•	whether the notifying shareholder or group of shareholders consent to the disclosure of the name of the notifying shareholder or the names of each member of the group of shareholders in the proxy statement.

If the notifying shareholder beneficially owns in the aggregate more than five percent (5%) of the Company’s voting stock or if the submission is from a group of shareholders and the shareholder group owns in the aggregate more than five percent (5%) of the Company’s voting stock, then the Company must disclose the names of the notifying shareholders and the proposed nominee in the proxy statement if the notifying shareholder(s) and the proposed nominee both consent in writing to the disclosure. If the proposed nominee consents to such disclosure, the notifying shareholder(s) must provide such written consent in the submission.

The above information must be received by the Company no later than December 31st of the year preceding the election in which the proposed nomination relates.

Members of the Executive Committee include Robert M. Jones, Jr., Charles A. Peters, Scott H. Shott, Walter L. Sowers, Frank W.

Wilkinson and R. W. Wilkinson. Based on the listing standards for independence as defined by the NASDAQ, Messrs. R. W. Wilkinson and Frank W. Wilkinson would not be considered to be independent members of the Executive Committee because they are also Executive Officers of the Company. Messrs. Jones, Peters, Shott and Sowers would be considered independent under this standard.

Related Transactions

Directors and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with, First Century Bankshares, Inc. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Indemnification

We indemnify our Directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is required under our By-laws.

Fees and Benefit Plans for Directors

Directors of First Century Bankshares, Inc. receive the following compensation.

Meeting Fees. Non-employee Directors of the Company are paid a retainer fee of $2,000 for board meeting attendance and $100 for each committee meeting attended during the year, except for the members of the Audit and Compliance Committee, who receive $250 for each committee meeting attended. All fees paid to Directors of First Century Bankshares, Inc. are paid by First Century Bank, N.A. Directors of First Century Bankshares, Inc. who are also directors of First Century Bank, N.A. receive compensation in the amount of $300 for each bank board meeting attended and $100 for each bank committee meeting attended.

Employee directors do not receive board fees for their service on either the Company’s Board or the board of the Company’s subsidiary.

Director Stock Option Plan. The Company adopted a stock option plan in 1998 (the “Director Stock Option Plan”) which provides for the issuance of 30,000 options to purchase shares of the Company’s common stock to directors of the Company and its subsidiaries. The options have an exercise price equal to the market price of the common stock on the date of grant. The options are fully vested upon their date of grant. As of December 31, 2005, options for 12,000 shares of common stock were available for future issuance under the Director Stock Option Plan. There were no options issued in 2005 under the Director Stock Option Plan.

Shareholder Communications with Directors

The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any individual Director. Shareholders may send written communications to the Board of Directors or to any individual Director c/o Secretary, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or to the individual Director on a periodic basis.

Board Member Attendance at Annual Meeting

The Company does not have a policy with regard to directors’ attendance at annual meetings. All thirteen (13) of the nominees for the Board of Directors in 2005 attended the 2005 Annual Meeting of Shareholders.

Corporate Governance

We have long believed that good corporate governance is important to ensure that First Century Bankshares, Inc. is managed for the long-term benefit of its stockholders. Since the adoption of the Sarbanes-Oxley Act of 2002, we have been reviewing our corporate governance policies and practices to determine whether these policies and practices meet or exceed industry standards and comply with the Sarbanes-Oxley Act of 2002 and the new and proposed rules of the Securities and Exchange Commission.

Based on our review, we have:

•	adopted a policy relating to nominations for the Board of Directors.

•	adopted a Code of Ethics that applies to the Company’s Chief Executive Officer, its Treasurer and other Senior Executive Officers. Both R. W. Wilkinson, the President and Chief Executive Officer, and J. Ronald Hypes, the Treasurer of the Company, have executed the Code of Ethics. A copy of the Code of Ethics is attached as an Exhibit to the Company’s Annual Report on Form 10-K.

•	adopted Whistleblower Policies and Procedures which address the procedures for receiving and handling employee complaints regarding accounting, internal accounting controls, auditing and other matters. The Whistleblower Policies and Procedures permit employees to submit confidential and anonymous complaints free from retaliation or adverse action in their employment. A copy of the Company’s Whistleblower Policies and Procedures is attached to this Proxy Statement as Appendix B.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of one class of thirteen (13) Directors. Thirteen (13) Directors will be elected at our 2006 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in the year 2007.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the thirteen nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2007 at the Annual Meeting: Paul Cole, Jr., Eustace Frederick, B. L. Jackson, Jr., Robert M. Jones, Jr., Marshall S. Miller, Charles A. Peters, John H. Shott, Scott H. Shott, Walter L. Sowers, Wm. Chandler Swope, J. Brookins Taylor, M.D. Frank W. Wilkinson and R. W. Wilkinson.

The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The principal occupation and certain other information about the nominees for Director are set forth on the following pages.

Security Ownership of Directors and Officers

As of March 1, 2006, the nominees and the current Directors of the Company:

•	owned beneficially, directly or indirectly, the number of shares of common stock indicated on the table on the following page; and

•	held the number of options exercisable within sixty (60) days after that date, to purchase the number of shares indicated on the table on the following page pursuant to the Company’s Stock Option Plans.

All Directors and executive officers as a group owned 452,887 shares or 23.13% of the Company’s common stock.

Family Relationships

Mr. Frank W. Wilkinson is the son of R. W. Wilkinson. Scott H. Shott is John H. Shott’s uncle.

Name and Age as of the April 18, 2006 Meeting Date		Position, Principal Occupation Business Experience and Directorships			Amount of Beneficial Ownership of Shares of Common Stock and Options

CURRENT DIRECTORS AND NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2007

			Shares		Options	%
Paul Cole, Jr.	74	President, Cole Chevrolet - Cadillac; Director of the Company since 1998.	21,500	(1)	1,500	1.10%

Eustace Frederick	75	Member, West Virginia House of Delegates; formerly Senior Vice President, Consolidation Coal Company; Director of the Company since 1987.	3,200	(2)	1,500	*

B. L. Jackson, Jr.	81	Formerly, President, The First National Bank of Bluefield. Chairman of the Board of the Company. Director of the Company since 1983.	15,516	(3)	1,500	*

Robert M. Jones	53	Physician and Surgeon. Vice Chairman of the Board of the Company. Director of the Company since 1993.	80,904		1,500	4.13%

Marshall S. Miller	63	President, Marshall Miller & Associates, Director of the Company since 2000.	2,600		1,500	*

Charles A. Peters	83	Formerly President, Peters Equipment, Inc. Director of the Company since 1983.	13,260	(4)	1,500	*

John H. Shott	57	Attorney. Director of the Company since 1999.	6,204		1,500	*

Scott H. Shott	79	Vice President, The Hugh I. Shott, Jr., Foundation. Director of the Company since 1985.	27,009		1,500	1.38%

Walter L. Sowers	66	Chairman and CEO, Pemco Corporation, Manufacturer of Electrical Products. Director of the Company since 1983.	7,451		1,500	*

Wm. Chandler Swope	63	President, Swope Construction Company. Director of the Company since 2001.	2,100	(5)	1,500	*

J. Brookins Taylor	79	Physician. Director of the Company since 1984.	36,296	(6)	1,000	1.85%

Frank W. Wilkinson	44	Secretary of the Company;President and Chief Operating Officer, First Century Bank, N.A., a subsidiary of the Company. Director of the Company since 1996.	16,450	(7)	8,175	*

R. W. Wilkinson	73	President and Chief Executive Officer of the Company, and Chairman and Chief Executive Officer of First Century Bank, N.A., a subsidiary of the Company. Director of the Company since 1983.	215,400	(8)	29,820	11.00%

*	Indicates the Director owns less than 1% of the Company’s issued and outstanding shares.

(1)	Includes 21,000 shares owned of record by Mr. Cole. Also, includes 500 shares owned of record by Mr. Cole’s wife.

(2)	Includes 2,000 shares owned of record by Mr. Frederick. Also, includes 1,200 shares owned of record by Mr. Frederick’s children.

(3)	Includes 8,542 shares owned of record by Mr. Jackson. Also, includes 6,208 shares owned of record by Mr. Jackson’s wife and 766 shares owned of record by Mr. Jackson’s children.

(4)	Includes 11,255 shares owned of record by Mr. Peters. Also, includes 2,005 shares owned of record by Mr. Peters’ wife.

(5)	Includes 1,600 shares owned of record by Mr. Swope. Also includes 500 shares owned of record by Mr. Swope’s wife.

(6)	Dr. Taylor disclaims beneficial ownership of 35,696 shares which shares are held in trust for the benefit of Dr. Taylor’s wife.

(7)	Includes 11,450 shares owned of record by Mr. Wilkinson. Also includes 4,650 shares owned by Mr. Wilkinson’s children and 350 shares owned by Mr. Wilkinson’s wife.

(8)	Includes 195,400 shares owned of record by Mr. Wilkinson. Also includes 20,000 shares owned of record by Mr. Wilkinson’s wife, as to which Mr. Wilkinson disclaims beneficial ownership.

ITEM 2 – APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Brown, Edwards & Company LLP to serve as our independent registered public accounting firm for 2006 subject to the ratification of our shareholders. For information concerning the audit fees paid by the Company in 2005 and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on page 12 of these Annual Meeting Materials.

Representatives of Brown, Edwards & Company LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal.

The Board of Directors recommends a vote FOR the approval of Brown, Edwards & Company LLP as our independent registered public accounting firm for the year 2006.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of three independent directors. The members of the Audit and Compliance Committee are Paul Cole, Jr., Eustace Frederick and Walter L. Sowers.

The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors.

The Company dismissed PricewaterhouseCoopers LLP, its independent registered public accounting firm, on August 22, 2005. The decision to dismiss PricewaterhouseCoopers LLP was made by the Company’s Audit Committee of the Board of Directors.

PricewaterhouseCoopers LLP’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2004 and 2003, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s two most recent fiscal years and through August 22, 2005, there were no disagreements with Pricewaterhouse-Coopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on the financial statements for such years.

During the two most recent fiscal years and through August 22, 2005, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

On August 22, 2005, the Company engaged Brown, Edwards & Company LLP as its new independent registered public accounting firm. During the Company’s two most recent fiscal years and through August 22, 2005, the Company did not consult with Brown, Edwards & Company LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that Brown, Edwards & Company LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2005, and discussed them with Management and the Company’s independent registered public accounting firm, Brown, Edwards & Company LLP. The Audit and Compliance Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61.

The Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by the Independence Standards Board Standard No. 1, and the Audit and Compliance Committee has discussed with the accountants their independence from the Company and Management.

Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2005, be included in the Company’s Annual Report on Form 10-K for that fiscal year.

In connection with standards for independence of the Company’s independent registered public accounting firm issued by the Securities and Exchange Commission, during the 2006 fiscal year, the Audit and Compliance Committee will consider in advance whether the provision of any non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining such independence.

Fees Paid to Independent Registered Public Accounting Firms

The Company did not make any payments to Brown, Edwards & Company LLP during 2005.

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP to perform an audit of the Company’s annual financial statements for the year ending December 31, 2004, and fees for other services rendered by PricewaterhouseCoopers LLP during the year ended December 31, 2004, and for the period beginning January 1, 2005, through August 22, 2005.

Fees to PricewaterhouseCoopers LLP

	2004	2005
Audit Fees(1)	$81,663	$115,180
Audit-Related Fees(2)	$5,000	$7,320
Tax Fees(3)	$29,123	$17,165
All Other Fees(4)	—	—

Total Fees	$115,786	$139,665

All services rendered by Pricewaterhouse-Coopers LLP are permissible under applicable laws and regulations, and approved by the Audit and Compliance Committee. The Audit and Compliance Committee’s approval policy with respect to non-audit services is shown as Appendix C to these Annual Meeting materials.

(1)	Audit Fees – These are fees for professional services performed by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements and review of the financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees – These are for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance or review of the Company’s financial statements. This includes: employee benefit and compensation plan review; and consulting on financial accounting/reporting standards.

(3)	Tax Fees – These are fees for professional services performed by Pricewaterhouse-Coopers LLP with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4)	All Other Fees – These are fees for other permissible work performed by Pricewaterhouse-Coopers LLP that does not meet the above category descriptions.

The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which is the audit of the Company’s consolidated financial statements.

The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining the independence of Brown, Edwards & Company LLP and Pricewaterhouse-Coopers LLP. For more information concerning the Company’s Audit and Compliance Committee, see p. 4 of these Annual Meeting materials.

THE AUDIT AND COMPLIANCE COMMITTEE

Paul Cole, Jr.

Eustace Frederick

Walter L. Sowers

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

Duties of the Compensation Committee

The Company’s Compensation Committee (the “Committee”), which consists of the non-employee members of the Executive Committee, administers the Company’s executive compensation program. In this regard, the role of the Committee is to annually review and approve all compensation arrangements for the President and CEO of the Company and for all other executive officers. With respect to the President and CEO’s compensation, the Committee reviews and approves corporate goals and objectives of the Company relevant to the President and CEO’s compensation, evaluates the CEO’s performance in light of these goals and objectives and reviews and approves all compensation arrangements. The Committee also approves all grants of stock options under the Company’s Stock Option Plan. The Committee is composed entirely of non-employee, independent directors. The Committee meets at least twice per year and reports on Committee actions and recommendations at Board meetings.

Overview of Compensation Philosophy

The Company’s executive compensation program is designed to:

•	retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;

•	link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer; and

•	encourage ownership of Company common stock by executive officers.

The Company’s fundamental philosophy is to closely link executive compensation with the achievement of annual financial and non-financial performance goals. It is the Committee’s practice to provide a balanced mix of cash and equity-based compensation that the Committee believes promotes the best interests of the Company’s executives and the Company’s shareholders.

As discussed below, the program consists of, and is intended to balance, three elements:

•	Salaries. Salaries are based on an evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. The Company’s Peer Group consists of banks included in the Virginia Bankers Association Annual Salary Survey.

•	Annual Incentive Compensation. Executive Annual Incentive Compensation is based on an evaluation of both individual and Company performance against qualitative and quantitative measures.

•	Long-term Incentive Compensation. Long-term incentive awards, which consist of stock options, are designed to insure that incentive compensation is linked to the long-term performance of the Company and its common stock.

Setting Executive Compensation

Salaries

The first element of the executive compensation program is salaries. In recent years, the Board and the Committee have been directing a shift in the mix of the Company’s executive compensation towards incentive compensation, with proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Committee and the Board intend to continue this emphasis in 2006.

The Committee meets in December to determine the base salary for the executive officers and other employees of the Company. In determining the salaries of the executive officers, the Committee does not use a predetermined formula. Instead, the salaries of the executive officers are based on:

•	the Committee’s evaluation of each officer’s individual job performance;

•	an assessment of the Company’s performance as outlined in the Company’s Five Year Strategic Plan;

•	a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions; and

•	a consideration of aggregate amount of all components of compensation paid to the Executive Officers.

After the Committee determines the salary for the executive officers, the Committee reports its recommendations to the Board of Directors for ratification.

Annual Incentive Compensation

The second element of the executive compensation program is the Executive Bonus Plan. The Executive Bonus Plan was adopted in 1998 by the Board of Directors. The purpose of the Company’s Executive Bonus Plan is to motivate and reward eligible employees for their contributions to the Company’s performance by making a large portion of their cash compensation variable and dependent upon the Company’s performance. Under the terms of the Executive Bonus Plan, at the beginning of each fiscal year, the Board of Directors sets a minimum level of return on beginning equity that must be achieved by the Company in order to establish a bonus pool. If the Company’s return on beginning equity reaches the minimum set by the Board of Directors, then the Board will award bonuses based on a formula which considers the return of average assets and overall growth of the Company.

For 2005, the required return on beginning equity established by the Board of Directors was 8.60%. In 2005, the Company’s actual return on beginning equity was 10.97%; accordingly, the bonus pool was established and accrued in the amount of $258,000 in 2005. These executive bonuses were awarded under the Executive Bonus Plan in January, 2006.

Long-Term Incentive Compensation

The third element of the executive compensation program is long-term incentive compensation. This program consists of the Company’s Stock Option Plan. In 1998, Mr. R.W. Wilkinson and the other executive officers became eligible to participate in the Company’s Stock Option Plan. The purpose of the Company’s Stock Option Plan is to reward and retain officers in a manner that best aligns officers’ interests with stockholders’ interests. Under this plan, the Company may award options for up to 170,000 shares of the Company’s common stock to a select group of management employees. Each option granted under the Plan must have an exercise price of no less than the fair market value of Company’s common stock as of the date of grant. Options granted under the plan vest over a five (5) year period with twenty percent (20%) of the options vesting each year.

No options have been awarded under the Company’s Stock Option Plan since 2002.

Perquisites

Perquisites for the Company’s executive officers are very modest. The Company pays the monthly dues and fees at Fincastle County Club for all named executive officers. The Company also provides R.W. Wilkinson and Frank W. Wilkinson with personal use of Company automobiles and pays for an annual physical examination for R.W. Wilkinson at The Greenbrier. After valuing each perquisite using the incremental cost to the Company, management of the Company concluded that the aggregate value of these perquisites do not exceed the lesser of either $50,000 or 10% of total salary and bonus for any individual executive officer.

Plans Covering All Employees

Retirement Savings Plan. The Company maintains a qualified 401(k) retirement savings plan covering substantially all employees. All full time employees are eligible to participate on a voluntary basis after completing their first year of service. Under the provisions of the plan, all normal employee contributions were matched by the Company at the rate of 50% of the employees’ contributions.

Pension Plan. The Company and its subsidiary have maintained a qualified, noncontributory pension plan for which each year’s accrued costs are funded by the Bank. This Plan was amended January 1, 1989, to incorporate any new subsidiaries which may become associated with the Company. In addition, the benefit formula of the Plan was amended in 2003 to reduce the benefit multiplier from 1.9% to 1.0% and to eliminate the final average pay feature. These amendments will lower each future year’s benefit accrual and will stop the growth of the past service benefit that resulted from benefits being based on final average pay. Amounts are accrued or set aside each fiscal year to provide fixed benefits to employees in the event of retirement at a specified age after a specified number of years of service. The amount of estimated annual benefits upon retirement assumes that the employee will continue to be employed at his or her present compensation until retirement at age 65.

Evaluation of Executive Performance

The Committee does not usually rely solely on predetermined formula or a limited set of criteria when they evaluate the performance of the executive officers. Instead, the Committee considers:

•	management’s overall accomplishments;

•	the accomplishments of the individual executives;

•	whether the Company satisfied the financial performance goals set forth in the Five Year Strategic Plan; and

•	other criteria discussed below with respect to the compensation of the executive officers and the criteria discussed above under the heading “Salaries”.

Compensation of the President and CEO

The Company does not have any written compensation agreements with its President and CEO, R.W. Wilkinson. On December 20, 2005, the Compensation Committee met to determine the compensation package for the President and CEO.

The Committee considered the following factors in determining the base salary for 2006 for R.W. Wilkinson, President and Chief Executive Officer of the Company: the Company’s success in attaining its goals in 2005 as set forth in its Five Year Strategic Plan, Mr. Wilkinson’s contributions to the Company’s financial performance, Mr. Wilkinson’s forty years of service to the Company and his forty years of experience in the banking industry, the level of compensation paid to the highest paid executive at the companies selected for peer comparison, and the lack of increase of Mr. Wilkinson’s salary from 2004 to 2005. Mr. Wilkinson’s compensation is currently in the upper range of base salaries paid by those companies selected for peer comparison. Based on these factors, the Committee established Mr. R.W. Wilkinson’s 2006 base salary effective January 1, 2006 at $238,056, which represents an $8,052 increase from his 2005 salary level.

The Committee awarded Mr. R.W. Wilkinson a bonus in January, 2006, pursuant to the Company’s Bonus Plan because the Company’s actual return on beginning equity exceeded the minimum level to establish the bonus pool. The minimum level to establish the bonus pool was 8.60% and the Company’s actual return on beginning equity was 10.97%.

Mr. R.W. Wilkinson was not awarded any stock options under the Company’s Stock Option Plan.

The Company amended its Pension Plan to reduce the accumulation of benefits after age 65. As a result, Mr. R.W. Wilkinson, at age 70, waived his rights to benefits that had accumulated under the Pension Plan from age 65 to 70. These benefits were valued at approximately $1 Million. In an effort to compensate Mr. Wilkinson for his waiver of benefits under the Pension Plan, in December, 2002, the Committee agreed to continue Mr. Wilkinson’s insurance program for 2004 and 2005. This insurance program was scheduled to be discontinued in 2003. Under this program, the Company paid Mr. Wilkinson $73,738 in 2005 to offset Mr. Wilkinson’s costs to maintain insurance.

In awarding Mr. R. W. Wilkinson the above compensation, the Committee considered the Company’s financial performance as compared to the Company’s Five Year Strategic Plan. Among the factors that the Committee considered were:

•	total loans increased approximately $9,924,000 or 4.0% in 2005, following a 0.4% increase of $858,000 in 2004;

•	the Company’s securities increased by $4,949,000 or 5.3% during 2005;

•	deposits increased approximately $11,540,000 or 3.6% in 2005;

•	net income for 2005 was $4,004,000 or $2.02 per diluted share, an increase of $949,000 or 31.1% from the $3,055,000 or $1.53 per diluted share earned in 2004;

•	earnings for 2005 resulted in a return on average assets (ROAA) of 1.04%, compared with 0.83% for 2004;

•	the Company’s return on average equity (ROAE) was 10.97% for 2005, compared to 8.67% for 2004;

•	the total per share dividend for 2005 increased to $1.00 per share, an increase of 13.6% from the $0.88 per share paid in 2004; and

•	stockholder’s equity increased $164,000 or .05% in 2005.

The Committee has reviewed all components of the President and CEO’s compensation including salary, bonus, stock options, the dollar value of all perquisites and other personal benefits. Based on this review, the Committee finds that the President and CEO’s total compensation in the aggregate is reasonable and not excessive.

Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value. Offering a competitive performance based compensation program helps to achieve this objective by aligning the interests of the CEO and the other Named Executive Officers with those of shareholders. We believe the Company’s 2005 compensation programs met those objectives.

COMPENSATION COMMITTEE

Robert M. Jones

Charles A. Peters

Scott H. Shott

Walter L. Sowers

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Cash Compensation

Executive officers of the Company are not compensated for services rendered to the Company. Executive officers of its subsidiaries are compensated for services rendered. The table below sets forth the cash compensation of the Company’s Chief Executive Officer and the four most highly compensated executive officers of First Century Bankshares, Inc. earning $100,000 or more for the years ended December 31, 2005, 2004, and 2003.

Summary Compensation Table

	Annual Compensation					Long Term Compensation		All Other Compensation (3)
Name and Principal Position(1)	Year	Salary		Bonus(2)		Restricted Stock Awards	Securities Underlying Options/ SARs
R. W. Wilkinson Chairman and CEO	2005 2004 2003	$ $ $	230,004 228,852 228,477	$ $ $	73,738 84,824 106,805			$ $ $	6,000 4,467 66,986

Frank W. Wilkinson President and Chief Operating Officer	2005 2004 2003	$ $ $	130,008 121,640 114,840	$ $ $	0 1,976 12,304			$ $ $	4,179 4,750 4,775

John P. Beckett Senior Vice President and Trust Officer	2005 2004 2003	$ $ $	121,251 116,729 113,871	$ $ $	0 3,524 10,685			$ $ $	3,677 6,217 6,000

Jeffrey L. Forlines Senior Vice President and Chief Credit Officer	2005 2004 2003	$ $ $	105,960 102,300 97,636	$ $ $	0 3,764 8,599			$ $ $	3,885 3,868 2,050

J. Ronald Hypes Senior Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	104,760 100,980 96,852	$ $ $	750 1,987 9,998			$ $ $	3,007 4,800 4,800

(1)	The positions listed in the above table are the positions held by the Executive Officers at First Century Bank, N.A., a subsidiary of the Company.

(2)

The amounts in the Bonus column include cash bonuses paid pursuant to The Executive Bonus Plan. As indicated, the bonus column also reflects amounts accrued in 2003 but paid in 2004. Mr. R. W. Wilkinson received the following amounts under this plan: $11,0087 (for bonus accrued in 2003 and paid in 2004); $11,443 (for bonus accrued and paid in 2003); and $21,625 (for bonus accrued in 2002 and paid in 2003). Mr. F. W. Wilkinson received the following amounts under this plan: $1,976 (for bonus accrued in 2003 and paid in 2004); $5,832 (for bonus accrued and paid in 2003); and $6,472 (for bonus accrued in 2002 and paid in 2003). Mr. Beckett received the following amounts under this plan: $3,514 (for bonus accrued in 2003 and paid in 2004); $5,779 (for bonus accrued and paid in 2003); and $4,763 (for bonus accrued in 2002 and paid in 2003). Mr. Forlines received the following amounts under this plan: $3,136 (for bonus accrued in 2003 and paid in 2004); $4,898 (for bonus accrued and paid in 2003); and $3,701 (for bonus accrued in 2002 and paid in 2003). Mr. Hypes received the following amounts under this plan: $1,947 (for bonus accrued in 2003 and paid in 2004); $4,950 (for bonus accrued and paid in 2003); and $4,928 (for bonus accrued in 2002 and paid in 2003). Mr. Hypes also received an employee recognition award consisting of a $750.00 cash payment from the Company in 2005. Additionally, under a split-dollar life insurance arrangement, Mr. R. W. Wilkinson received bonuses in the amount of $73,278 to be applied to the cost of insurance in 2003, 2004 and 2005.

(3)	Includes amounts contributed by the Corporation pursuant to its qualified 401(k) retirement savings plan as follows: Mr. R. W. Wilkinson, 2005 - $6,000, 2004 - $4,467, and 2003 - $6,000; Mr. F. W. Wilkinson, 2005 - $4,179, 2004 - $4,750, and 2003 - $4,775; Mr. Beckett, 2005- $3,592, 2004 - $6,217, and 2003; Mr. Forlines, 2005 - $3,885, 2004 - $3,868, and 2003; and Mr. Hypes, 2005 - $3,007, 2004 - $4,800, and 2003 - $4,800. Additionally, the current dollar value of the benefit to Mr. R.W. Wilkinson of the premiums paid by the Corporation during 2003 under a split-dollar life insurance arrangement, projected on an actuarial basis, was $60,986. The following amounts were received for account referrals: Mr. Beckett, 2005 - $85, 2004 - $10, and 2003 - $143; Jeffrey L. Forlines, 2004 - $628; and Mr. Hypes, 2004 - $40, 2003 - $120.

INFORMATION REGARDING LONG-TERM INCENTIVE COMPENSATION

FOR FISCAL YEAR 2005

STOCK OPTION GRANTS IN 2005

There were no options to purchase our common stock granted to any applicable Named Executive Officer in 2005.

STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table sets forth certain information regarding individual exercises of stock options during 2005 by each applicable Named Executive Officer.

Name	Aggregate Stock Option Exercises in 2005 and 12/31/2005 Stock Option Values
	Shares Acquired on Exercise (#)	Value Realized ($)	Number of 1998 Unexercised Stock Options at 12/31/2005 Exercisable/ Unexercisable	Number of 2002 Unexercised Stock Options at 12/31/2005 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Stock Options at 12/31/2005 ($)(1) Exercisable/ Unexercisable
R. W. Wilkinson	0	0	23,820/0	6,000/4,000	$104,451/$21,200
Frank W. Wilkinson	0	0	5,175/0	3,000/2,000	$31,684/$10,600
John P. Beckett, Jr.	0	0	0/0	1,500/1,000	$7,950/$5,300
Jeffrey L. Forlines	0	0	5,120/0	3,000/2,000	$31,516/$10,600
J. Ronald Hypes	0	0	5,020/0	3,000/2,000	$31,211/$10,600

(1)	The “Value of Unexercised in-the-Money Options at 12/31/2005” is equal to the difference between the Exercise Price of the Options issued in 1998 (the “1998 Options”) of $20.25 plus the Exercise Price of the Options issued in 2002 (the “2002 Options”) of $18.00 and the Company’s Common Stock Closing Price on December 31, 2005 of $23.30.

PENSION PLAN TABLE

The table below illustrates the operation of the Pension Plan of the Company and its subsidiaries (the “Pension Plan”) by showing the estimated annual retirement benefits payable to salaried employees, based on approximate current salary levels and years of credited service. Benefit figures shown are computed on the assumption that participants retire at the normal retirement age of 65. The amounts shown in the table are not subject to deductions for Social Security or other offsets.

Pension Plan Table

Career Average Compensation	Years of Service
	15	20	25	30	35	40
$15,000	$4,150	$5,575	$7,000	$8,425	$9,850	$11,275
$25,000	$6,900	$9,275	$11,650	$14,025	$16,400	$18,775
$35,000	$9,650	$12,975	$16,300	$19,625	$22,950	$26,275
$45,000	$12,425	$16,700	$20,975	$25,250	$29,525	$33,800
$55,000	$15,175	$20,400	$25,625	$30,850	$36,075	$41,300
$65,000	$17,950	$24,125	$30,300	$36,475	$42,650	$48,825
$75,000	$20,700	$27,825	$34,950	$42,075	$49,200	$56,325
$85,000	$23,450	$31,525	$39,600	$47,675	$55,750	$63,825
$95,000	$26,225	$35,250	$44,275	$53,300	$62,325	$71,350
$105,000	$28,975	$38,950	$48,925	$58,900	$68,875	$78,850
$115,000	$31,750	$42,675	$53,600	$64,525	$75,450	$86,375
$125,000	$34,500	$46,375	$58,250	$70,125	$82,000	$93,875
$135,000	$37,250	$50,075	$62,900	$75,725	$88,550	$101,375
$145,000	$40,025	$53,800	$67,575	$81,350	$95,125	$108,900
$150,000	$41,400	$55,650	$69,900	$84,150	$98,400	$112,650
$155,000	$42,775	$57,500	$72,225	$86,950	$101,675	$116,400
$160,000	$44,150	$59,350	$74,550	$89,750	$104,950	$120,150
$170,000	$46,925	$63,075	$79,225	$95,375	$111,525	$127,675

As of December 31, 2005, Mr. F. W. Wilkinson had 15 credited years of service, Mr. Forlines had 29 credited years of service, Mr. Hypes had 21 credited years of service, and Mr. Beckett had 4 credited years of service under the pension plan.

All employees who have attained the age of 22 and who have been employed for at least six (6) months are eligible to participate. Benefits are determined on an actuarial basis under a formula which takes into consideration the participant’s years of service and average earnings.

The cost of contributions to the plan is not included in the table contained under the caption “Executive Compensation” because the regular actuaries of the plan cannot readily calculate the amount of the contribution applicable to individual members of the plan.

SUMMARY OF COMPENSATION AGREEMENTS

Employment Agreements

The Company has not entered into any employment agreements with any of its officers.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following members: Robert M. Jones, Charles A. Peters, Scott A. Shott and Walter L. Sowers. No member of the Compensation Committee was a member or officer of the Company or any of its subsidiaries during 2005 or was formerly an officer of the company or any of its subsidiaries. No executive officer of the Company has served as member of the compensation committee or as a director of any other entity whose executive officers have served on the compensation committee of First Century or has served as a director of First Century.

PERFORMANCE GRAPH

This graph compares our total shareholder returns (assuming reinvestment of dividends), the NASDAQ stock index and the Carson Medlin Company’s Independent Bank Index. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 22 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

	2000	2001	2002	2003	2004	2005
FIRST CENTURY BANKSHARES, INC.	100	124	156	196	222	225
INDEPENDENT BANK INDEX	100	124	154	210	249	252
NASDAQ INDEX	100	79	55	82	89	91

IDENTIFICATION OF EXECUTIVE OFFICERS

Set forth below is information concerning the Company’s Executive Officers.

Name	Age	Year Appointed	Present Position and Business Experience During the Last Five Years
B. L. Jackson, Jr.	81	1983	Chairman of the Corporation

R. W. Wilkinson	73	1983	President and Chief Executive Officer of the Corporation and Chairman and Chief Executive Officer of First Century Bank, N.A.

Frank W. Wilkinson	44	1996	Secretary of the Corporation; President and Chief Operating Officer, First Century Bank, N.A.

William E. Albert	54	1984	Assistant Secretary of the Corporation; Senior Vice President and Cashier, First Century Bank, N.A.

J. Ronald Hypes	44	1994	Treasurer of the Corporation; Senior Vice President and Chief Financial Officer, First Century Bank, N.A.

Jeffery L. Forlines	50	1998	Senior Vice President and Chief Credit Officer, First Century Bank, N.A.

John P. Beckett, Jr.	56	2002	Senior Vice President and Trust Officer, First Century Bank, N.A. since 2001; Senior Vice President & Trust Officer of American National Bankshares in Danville, Virginia (July, 2000 through September, 2001); Senior Vice President of One Valley Bank (prior to July, 2000)

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 1, 2006, the persons or entities who to the best information and knowledge of the Corporation, beneficially own more than 5% of the outstanding shares of the Corporation’s common stock. Except where otherwise indicated, the following stockholders are the record owners of, and possess sole voting and investment powers with respect to, all of their shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
R. W. Wilkinson 2207 Orchard Way Bluefield, West Virginia 24701	215,400	(1)	11.00%

The Ethel N. Bowen Foundation 500 Federal Street Bluefield, West Virginia 24701	130,000	(2)	6.64%

(1)	Includes 195,400 shares owned of record by Mr. Wilkinson. Also includes 20,000 shares owned of record by Mr. Wilkinson’s wife, as to which Mr. Wilkinson disclaims beneficial ownership.

(2)	These shares are held by First Century Bank, N.A. as a safekeeping custodian for The Ethel N. Bowen Foundation. The Ethel N. Bowen Foundation is a private charitable foundation, the affairs of which are governed by a board of directors composed of six persons. Four of these directors are also directors of First Century Bankshares, Inc. and First Century Bank, N.A. and include: B. L. Jackson, Jr., B. K. Satterfield, F. W. Wilkinson, and R. W. Wilkinson. The fifth director, Jeffery L. Forlines, is an executive officer of the Corporation. The sixth director is Henry C. Bowen.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS AND

OTHER BUSINESS OF SHAREHOLDERS

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Under the rules of the SEC, shareholder proposals intended to be presented at the Company’s 2007 Annual Meeting of Share-holders must be received by us, Attention: Chief Executive Officer, at our principal executive offices by December 31, 2006 for inclusion in the proxy statement and form of proxy relating to that meeting.

Stock Transfers

Current market quotations for the common stock of First Century Bankshares, Inc. are available on the OTC Bulletin Board under the symbol “FCBS”.

If you would like information about firms that make a market in our stock, you may contact J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701, or e-mail rhypes@firstcentury.com

FORM 10-K

The company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the company’s Annual Report on Form 10-K for 2005. Requests for copies of such report should be directed to J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors,

March 20, 2006

Appendix A

Policy for Nominations to the Board of Directors of First Century Bankshares, Inc.

A.	Criteria for Nominees to the Board of Directors

Nominees for Directors must satisfy the following criteria:

1.	Nominees must possess the highest personal and professional ethics, integrity and values.

2.	Nominess must be committed to representing the long-term interests of First Century Bankshares, Inc.

3.	Nominees must have reputations, both personal and professional, consistent with the image and reputation of First Century Bankshares, Inc.

4.	Each nominee must have the ability to exercise sound business judgment.

5.	Each nominee must have relevant expertise and business experience.

6.	Each nominee must be a shareholder of First Century Bankshares, Inc.

B.	Procedure for Shareholders to Submit an Individual for Consideration as a Nominee

Shareholders must comply with the following procedures to place a name in consideration as a nominee for election as a director of First Century Bankshares, Inc.

1. The information described in Paragraph 2 below must be submitted in writing to the Chief Executive Officer of First Century Bankshares, Inc. at 500 Federal Street, Bluefield, West Virginia 24701. The information described in Paragraph 2 must be received no later than December 31st of the year preceding the election in which the proposed nomination relates.

2. The submission must contain the following information about the proposed nominee and notifying shareholder or group of shareholders, as applicable:

•	name of the proposed nominee;

•	age of the proposed nominee;

•	address of the proposed nominee;

A-1

•	principal occupation or employment of the proposed nominee;

•	the name and address of the notifying shareholder (if the nomination is from a group of shareholders, the names and addresses of each member of the group);

•	the number of shares of common stock held by the notifying shareholder or the aggregate number of shares held by the group of shareholders; and

•	whether the notifying shareholder or group of shareholders consent to the disclosure of the name of the notifying shareholder or the names of each member of the group of shareholders in the proxy statement.

If the notifying shareholder beneficially owns in the aggregate more than five percent (5%) of First Century Bankshares Inc.’s voting stock or if the submission is from a group of shareholders and the shareholder group owns in the aggregate more than five percent (5%) of First Century Bankshares Inc.’s voting stock, then First Century Bankshares, Inc. must disclose the names of the notifying shareholders and the proposed nominee in the proxy statement if the notifying shareholder(s) and the proposed nominee both consent in writing to the disclosure. If the proposed nominee consents to such disclosure, the notifying shareholder(s) must provide such written consent in the submission.

C.	Consideration of Individuals to be Nominated for Director

In selecting nominees for the Board of Directors, the Executive Committee will select individuals who satisfy the criteria set forth in paragraph A. The Executive Committee will also consider the size and structure of the Board of Directors. In selecting individuals for nomination, the Executive Committee will take into account whether a majority of the members of the Board of Directors meet the independence requirements of the National Association of Securities Dealers Quotation System (“NASDAQ”) and continuity of board membership. Submission by a shareholder of the name of an individual for consideration as a nominee to the Board of Directors of the Company does not guarantee that such individual will be a nominee. The Executive Committee will consider nominees recommended by shareholders under the same criteria as nominees from the Executive Committee. There will be no differences in the manner in which the Executive Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

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Appendix B

First Century Bank, N.A.

Whistleblower Policy and Procedures

Purpose:

In accordance with the requirements of Section 301 of the Sarbanes Oxley Act of 2002, Audit committees must establish procedures for receiving and handling employee complaints regarding accounting, internal accounting controls, auditing and other matters, and for the confidential, anonymous submission by employees of such without fear of retaliation or adverse effect in their employment.

Inappropriate Action or Behavior:

The following are examples of actions or behavior that should be report:

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement or accounting records of the Company.

•	Deviation from full and fair reporting of the Company’s financial condition.

•	Stealing or misappropriation of the Company or its’ customers funds or assets.

•	Deficiencies in or non-compliance with the Company’s Internal Accounting controls.

•	Misrepresentations or false statements.

•	Violation of Company policy, regulation or law.

Reporting Responsibility and Procedures:

Employees who become aware of any act or behavior described above have the right and responsibility to report such incidents to one or more of the following:

•	Your immediate supervisor *

•	Internal Auditor *

Cynthia L. Higgins, extension 3306

Email – chiggins@firstcentury.com

•	Chairperson of Audit Committee of the Board of Directors

Eustace Frederick

P.O. Box 4283

Bluefield, WV 24701

*	- If the issue involves one or more of these individuals, you must bring the matter directly to the attention of the Chairperson of the Audit Committee.

The Chairperson of the Audit Committee will be notified of all such complaints by any of the other individuals who receive such reports. A copy of any written complaint will be forwarded to the Chair of the Audit Committee.

Employees may make such reports on an anonymous basis if they so choose.

B-1

Confidentiality:

All reports made under these procedures will be handled with the maximum degree of confidentiality and information from the report will be shared only to the extent necessary to conduct a complete and fair investigation.

Non-retaliation:

The reporting of such action or behavior that an employee reasonably believes is inappropriate is an important component of our business ethics. Employees making such reports will be free from any retribution, retaliation or adverse action in their employment.

Any employee who discourages or prevents other employees from making such reports or seeking the help or assistance they need, will be subject to disciplinary action, up to and including termination.

Reporting:

On at least a quarterly basis, the Chairperson of the Audit Committee will report to the Audit Committee the receipt of any such complaints and the current status of the investigation and disposition at the conclusion of the investigation.

Employee Communication:

This policy will be communicated to all employees annually, will be posted on the Company’s intranet, incorporated into new employee orientation programs, and the Employee Handbook. The Human Resources Department will be responsible for such communications. A copy of this policy shall be signed by each employee and retained on file to evidence such communications.

B-2

Appendix C

First Century Bankshares, Inc.

Audit Committee Pre-Approval Policy and Procedures

Scope:

This document describes the process under which First Century Bankshares, Inc. Audit Committee will approve all audit and non-audit services of its principal independent auditor and any other auditor performing a statutory audit for a foreign subsidiary.

Process:

The Audit Committee must preapprove all services and associated fees provided to First Century Bankshares, Inc. and its consolidated subsidiaries by the company’s independent auditor. In evaluating services associated with this preapproval process, the following guidelines will be used to avoid situations that will affect the independence of the First Century Bankshares’ independent auditor:

•	The auditor cannot audit his or her own work;

•	The auditor cannot function as a part of management; and

•	The auditor cannot serve in an advocacy role for First Century Bankshares, Inc.

Consistent with the rules of the United States Securities and Exchange Commission (SEC), proposed services provided by First Century Bankshares’ auditor will be evaluated by grouping the fees under one of the following four categories: (1) Audit Service Fees, (2) Audit-Related Service Fees, (3) Tax Service Fees, and (4) All Other Service Fees. For purposes of assigning proposed services into one of these categories, the following definitions are provided:

(1)	Audit Services are services necessary only to complete the basic audit, sign the audit opinion, and perform the required quarterly reviews. This category is intended to include those services specifically required under United States Generally Accepted Auditing Standards. This category would also include services that generally only the auditor can reasonably provide such as comfort letters, statutory audits, attest services, consents and assistance with and review of document filed with the SEC. This work is typically done by the audit engagement team.

(2)	Audit-Related Services are assurance and related services that are traditionally performed by the independent auditor. These services would include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, internal control reviews and associated recommendations for improvement, and consultations concerning financial accounting and reporting standards and implications on First Century Bankshares, Inc.

(3)

Tax Services would include tax compliance, consultation and planning services provided by the professional staff in the independent auditor’s tax division. Tax compliance services generally involve preparation of original and amended tax returns, claims for refund and tax payment-planning services. Tax consultation and tax planning services encompass a diverse range of services and generally include assistance and representation in connection with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans, requests for rulings or technical advice from taxing authorities and assistance with collecting data for tax audits.

(4)	All Other Services would include services that do not fit into the definition of the three previous categories.

All proposed services to be performed by the independent auditors shall be discussed and approved at audit committee meetings for which there is a quorum of audit committee members. The audit committee will delegate to one audit committee the authority to preapprove a service provided to First Century Bankshares, Inc. independent auditor for cases where there is a need to get preapproval on a time urgent basis. In cases where the delegate preapproves a service provided by the independent auditor, approval shall be documented either by signature on a hard copy or by an email and this service must still be discussed and ratified at the next audit committee meeting. In all cases where approval is sought, the audit committee shall have available a schedule of fees approved to date by category for the current and prior years for reference.

The information presented to the audit committee relating to a proposed service should be sufficiently detailed so that the audit committee is informed about the particular service to be provided.

Prohibited Services:

The following services are considered to be in conflict with the three guidelines listed above and, therefore, will not be provided by First Century Bankshares, Inc. auditor:

•	bookkeeping or other services related to the accounting records or financial statements of First Century Bankshares, Inc.;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser, or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	any other service that the Public Company Accounting Oversight Board (PCAOB) determines, by regulation, is impermissible.

In addition, First Century Bankshares, Inc. will not engage such independent auditor to perform services that fall within the All Other Services category if, by performing this service, the auditor’s independence is impaired or creates a conflict with the guidelines specified above. Hence, it is desired to eliminate or minimize engaging its independent auditors to perform services for the Bank that fall within the All Other Services category. First Century Bankshares, Inc. may also be prohibited from using the company’s independent auditor for any service as resolved by the audit committee.

Note: An exemption may be granted by the PCAOB for First Century Bankshares’ independent auditor to provide the exempted services listed above as allowed by Section 10A of the Securities Exchange Act of 1934, as amended by Section 201 of the Sarbanes-Oxley Act of 2002.

Discussion Schedule:

The following schedule sets the Audit Committee meeting date in which certain specified services performed by the independent auditor shall be discussed:

Service	Category	Meeting Date
Annual audit of the current year’s financial statements	Audit	November
Quarterly reviews for the upcoming year	Audit	February
Statutory audits for the prior year’s statutory financial statements	Audit	February
Estimated consultation concerning financial accounting and reporting standards	Audit-related	February
Domestic and international tax compliance services (VAT, GST, etc.)	Tax	November
Estimated tax consultation services	Tax	November

Updates to the timing and fees of these proposed services will be discussed at the subsequent audit committee meetings. All other services will be scheduled on an as-needed basis.

Reporting:

Management shall provide the Audit Committee with yearly reports of all service fees by category incurred from First Century Bankshares’ independent auditor during the current fiscal year together with forecasts of additional services anticipated during the remainder of the year. These current year figures shall be shown with comparable figures during the prior year for reference.

Time Urgent Services Exception:

From time to time, First Century Bankshares’ independent auditor may be engaged to perform services for the Company on a time urgent basis. For this purpose, the Audit Committee Chairman may preapprove services to be performed by the independent auditor up to $50,000 so long as the services would not be prohibited by the guidelines of this policy. These services should promptly be presented to the Audit Committee for approval no later than the next scheduled Audit Committee meeting.

Review:

First Century Bankshares, Inc. shall review this process regularly to ensure it is consistent with current legislation and rules of the SEC.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
AS IN THIS EXAMPLE

				For	With-hold	For All Except
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF FIRST CENTURY BANKSHARES, INC.		1. To elect thirteen (13) directors of the Corporation for terms of one year, and until their successors are elected and qualified.		☐	☐	☐

The undersigned stockholder(s) of FIRST CENTURY BANKSHARES INC., hereby appoints and constitutes CHARLES A. PETERS, JOHN H. SHOTT, WM. CHANDLER SWOPE AND FRANK W. WILKINSON, or any one of them, but if more than one present, a majority of them present, to act as lawful attorney or proxy of the undersigned, with the power of substitution for and in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 18, 2006, at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia, at 11:00 a. m. or any adjournment thereof, for the following purposes and upon any other matters that may come before the meeting or any adjournment thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies:

		Paul Cole, Jr. Eustace Frederick B. L. Jackson, Jr. Robert M. Jones, M.D. Marshall S. Miller	Charles A. Peters John H. Shott Scott H. Shott Walter L. Sowers	Wm. Chandler Swope J. Brookins Taylor, M. D. Frank. W. Wilkinson R. W. Wilkinson
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
		2. To ratify the selection of the firm of Brown, Edwards & Company, L.L.P., as independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2006.		For	Against	Abstain
				☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted ratably FOR Proposal 1 and will be voted FOR Proposal 2.

Please be sure to sign and date this Proxy in the box below.	Date	I/We will attend the Annual Meeting			è	☐
Stockholder sign above Co-holder (if any) sign above		(When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.)

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é  Detach above card, sign, date and mail in postage paid envelope provided.  é

FIRST CENTURY BANKSHARES, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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